NEWS RELEASE

CONTACT: R. Jerry Giles, Senior Vice President/Chief Financial Officer
TELEPHONE #: 540-886-0796
DATE: January 31, 2007

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL REPORTS THREE AND NINE MONTH EARNINGS
STAUNTON, VIRGINIA

Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the quarter and nine months ended December 31 2006. For the quarter ended December 31 2006, Community Financial reported earnings of $1,042,000 or $0.24 per diluted share, compared to $1,059,000 or $0.25 per diluted share for the same period last year. Net income for the current quarter compared to the December 31, 2005 quarter was essentially unchanged with an increase in net interest income of $79,000 offset by increases in the provision for loan losses and noninterest expenses.

Total interest income increased by $1.3 million during the December 31, 2006 quarter compared to the December 31, 2005 quarter as a result of both the increase in the volume of interest earning assets and the increase in rates earned on these assets. Total interest expense increased by $1.2 million for the 2006 period compared to the same period in 2005 as a result of both the increase in the volume of interest-bearing liabilities and the increase in the interest rates paid on interest-bearing liabilities. The interest rate spread decreased by 32 basis points to 3.21% for the quarter ended December 31, 2006 compared to 3.53% for the same period in 2005.

Non-interest income increased $98,000 to $840,000 for the quarter ended December 31, 2006 from $742,000 for the December 31, 2005 quarter. The increase in non-interest income for the current quarter compared to the December 31, 2005 period was due primarily to an increase in fees from increased usage of transaction account services. Non-interest expenses increased $62,000 to $2.8 million for the December 31, 2006 quarter from $2.7 million for the December 31, 2005 quarter. The increase in non-interest expenses was due to compensation related increases.

Community's net income for the nine months ended December 31, 2006 was $3,148,000 or $0.71 diluted earnings per share, compared to $3,263,000 or $0.75 diluted earnings per share for the nine months ended December 31, 2005, a 5.3% decrease in diluted earnings per share. The decrease in net income for the nine months ended December 31 2006 compared to the same period ended December 31, 2005 can be attributed to an increase in the provision for loan losses and noninterest expenses offset by an increase in net interest income. The increase in the provision for loan losses is primarily related to the increase in loans receivable. The increase in net interest income is attributable to an increase in loans receivable offset by a decrease in the interest rate spread for the nine months ended December 31, 2006 compared to December 31 2005. The interest rate spread decreased by 25 basis points to 3.28% for the nine months December 31 2006 compared to 3.53% for the same period in 2005.

At December 31, 2006, the Company had total assets of $450.1 million, deposits of $322.5 million and stockholders' equity of $38.2 million. Non-performing assets totaled approximately $1.4 million or .31% of assets at December 31, 2006. Our allowance for loan losses to non-performing loans was 213.6% and to total loans was .77% at December 31, 2006.

After reviewing the Company's financial position and operating results the Board of Directors approved and declared a $0.065 per share dividend. The dividend is payable February 21, 2007, to stockholders of record as of February 7, 2007.

At December 31, 2006, Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution. Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Lexington and Virginia Beach. Community Financial Corporation is traded on the Nasdaq National Market, under the symbol CFFC.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in the financial condition or business prospects of the Company's borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

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Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data
(In thousands)

	December 31, 2006	March 31, 2006	Percent Increase (Decrease)
Total assets	$450,121	$422,606	6.5%
Loans receivable, net	384,242	358,714	7.1
Investment securities	38,598	39,010	(1.1)
Real estate owned and repossessed assets	141	120	17.5
Deposits	322,457	306,849	5.1
Borrowings	86,945	78,976	10.1
Stockholders' equity	38,238	35,167	8.7

Selected Operations Data
(In thousands)

	Three Months Ended		Percent Increase
	December 31, 2006	December 31, 2005	(Decrease)
Interest income	$7,492	$6,230	20.3%
Interest expense	3,875	2,693	43.9
Net interest income	3,616	3,537	2.2
Provision for loan losses	101	13	676.9
Net interest income after provision for loan losses	3,515	3,523	(0.2)
Noninterest income	840	742	13.2
Noninterest expense	2,799	2,738	2.2
Income taxes	514	468	9.8
Net income	1,042	1,059	(1.6)

	At or for the Quarter Ended		Percent Increase
	December 31, 2006	December 31, 2005	(Decrease)
Return on average equity	11.51%	12.59%	(8.6)%
Return on average assets	.95	1.03	(7.8)
Interest rate spread	3.21	3.53	(9.1)
Diluted earnings per share	.24	.25	(4.0)
Dividends paid on common shares	.065	.055	18.2

	Nine Months Ended
	December 31, 2006	December 31, 2005
Interest income	$21,700	$17,961	20.8
Interest expense	10,784	7,361	46.5
Net interest income	10,917	10,600	3.0
Provision for loan losses	223	137	62.8
Net interest income after provision for loan losses	10,694	10,463	2.2
Noninterest income	2,427	2,282	6.4
Noninterest expense	8,423	7,971	5.7
Income taxes	1,551	1,511	2.6
Net income	3,148	3,263	(3.5)

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Other Selected Data

	At or for the Nine Months Ended
	December 31, 2006	December 31, 2005
Return on average equity	11.52%	13.26%	(13.1)%
Return on average assets	.96	1.07	(10.3)
Interest rate spread	3.28%	3.53	(7.1)
Non-performing assets to total assets	.31	.14	121.4

Per share data

	At or for the Nine Months Ended
	December 31, 2006	December 31, 2005
Diluted earnings per share	0.71	0.75	(5.3)
Book value	8.92	8.15	9.4
Dividends paid on common shares	.19	.165	15.2
Shares outstanding	4,286,732	4,209,912

Note: All share and per share data is restated for a 2 for 1 stock split as of September 6, 2006.